Exhibit 21.1

Subsidiaries

Entity	State of Formation
Jones Energy Holdings, LLC	Delaware
Jones Energy Finance Corp.	Delaware
CCPR Sub LLC	Delaware
Nosley Assets, LLC	Delaware
Jones Energy, LLC	Texas
JRJ Opco, LLC	Texas
Nosley SCOOP, LLC	Delaware
Nosley Acquisition, LLC	Delaware